Exhibit 10.2
WeWork Companies LLC
Annual Cash Bonus Plan
A.Objective
The objective of the WeWork Companies LLC Annual Cash Bonus Plan (“Plan”) is to incentivize employee performance and retention by providing annual incentive compensation to eligible employees of WeWork Companies LLC and its majority-owned subsidiaries. The Plan is effective as of January 1, 2020 and as amended as of May 3, 2022.
B.Definitions
Whenever used in the Plan, the following terms will have the respective meanings set forth below:
1.“Annual Goals Attachment” means an attachment to this Plan, which sets forth a description of the Performance Goals and Target Bonus Amounts and other terms established by the Committee for the applicable Fiscal Year.
2.“Base Salary” means each Participant’s rate of wages or salary as in effect on the last day of the Fiscal Year to which the Bonus relates (unless otherwise provided herein), excluding all extra pay such as incentives, retention awards, equity awards, overtime pay, commissions or other bonuses or allowances. If a Participant is transferred from a position eligible to participate in the Plan during the Fiscal Year into a role that is not eligible to participate in the Plan during the same Fiscal Year, that Participant’s Base Salary will be their Base Salary as of their last day in the position eligible to participate in the Plan.
3.“Board” means the Board of Directors of WeWork Inc., or any successor thereto.
4.“Bonus” means a cash annual incentive payment made under the Plan.
5.“Committee” means the Compensation Committee of the Board.
6.“Company” means WeWork Companies LLC and its majority-owned subsidiaries.
7.“Employee” means each individual designated by the Company as an active, non-temporary, full-time or part-time employee of the Company. For the avoidance of doubt, an Employee shall not include any individual (a) designated by the Company as an independent contractor and not as an employee; (b) being paid by or through an employee leasing company or other third party agency; (c) designated by the Company as a freelance worker, secondee, or intern; (d) classified by the Company as a seasonal, occasional, limited duration, or temporary employee; or (e) designated by the Company as a leased employee; any such individual shall not be an Employee even if he or she is later retroactively reclassified as a common-law employee of the Company pursuant to applicable law or otherwise. Notwithstanding the foregoing, the Committee may modify the definition of Employee for any Fiscal Year, as set forth in the Annual Goals Attachment for such Fiscal Year.
8.“Fiscal Year” means the Company’s fiscal year beginning on January 1 and ending on December 31 of each calendar year.

9.“Good Standing” means a Participant (a) is in compliance with all Company policies and practices, (b) is in compliance with all applicable law, (c) has not given or received a notice of termination of employment, and (d) has satisfactorily performed his or her duties, in each case, as determined by the Company in its sole discretion.
10.“Maximum Payout” means the maximum Bonus payment a Participant may receive under the Plan for any Fiscal Year, which shall be set forth in the Annual Goals Attachment.
11.“Participant” means an eligible Employee of the Company who meets the requirements of Section D below.
12.“Performance Goals” means organizational, financial, and other performance goals of the Company, on a consolidated basis, and/or for specified subsidiaries, affiliates, divisions, or other business units of the Company, or based on individual performance, for each applicable Fiscal Year, as determined by the Committee consistent with Section E of the Plan and which shall be described in the Annual Goals Attachment.
13.“Plan” means this WeWork Companies LLC Annual Cash Bonus Plan and any Annual Goals Attachments to the Plan, in each case, as amended from time to time.
14.“Target Bonus Amount” means a Participant’s target payout opportunity for each Fiscal Year, which shall be based on the Participant’s level of employment and expressed as a percentage of Base Salary as set forth in the Annual Goals Attachment.
C.Administration
1.The Plan shall be overseen by the Committee. The Committee shall have the sole power and authority to:
a.Approve the Performance Goals to be used for each Fiscal Year.
b.Assess the achievement of the Performance Goals at the end of each Fiscal Year.
c.Approve Bonuses to be paid to Participants.
2.The Committee shall also have the power and authority to administer the following duties, and may delegate any or all of these duties to such person or persons as it appoints pursuant to such conditions or limitations as the Committee may establish in its sole and absolute discretion:
a.Interpret the provisions of the Plan and make all determinations with respect to the Plan, including all participation and Bonus determinations (except with respect to Company officers who are under the purview of the Committee or, for the Company’s CEO, the Board, whose Bonuses shall be determined by the Committee or, for the Company’s CEO, the Board, and may not be delegated), and prescribe, amend, and rescind any rules or procedures as the Committee deems necessary or appropriate for the proper administration of the Plan, or resolve any and all questions as they may arise in such administration, which need not be uniform amongst individuals.
b.Adopt such procedures, addenda, terms, and sub-plans as are necessary or appropriate to permit participation in the Plan by Employees who are foreign nationals or employed outside the United States in compliance with the applicable laws and regulations of the foreign jurisdiction where Bonuses are to be paid and/or to obtain favorable tax treatment in those jurisdictions for Participants to whom the Bonuses are paid.
3.Any reference to “Committee” herein shall refer to any individual or committee to whom the Committee has delegated authority under the Plan pursuant to Section C.2 above. Any delegation under Section C.2 may be revoked by the Committee at any time.
4.Any action required of the Committee under the Plan shall be made in the Committee’s sole discretion and not in a fiduciary capacity. All decisions and determinations by the Committee shall be final, conclusive, and binding on the Company, the Participants, and any other persons having or claiming an interest hereunder. No Bonus shall be earned until the Committee has finally determined that the Bonus shall be paid and all conditions to payment have been met.
5.All Bonuses shall be awarded conditional upon the Participant’s acknowledgement, by continuing in employment with the Company, that all decisions and determinations of the Committee shall be final and binding on the Participant, and any other person having or claiming an interest in such Bonus.
D.Eligibility
1.All Employees are eligible to participate in the Plan, except as otherwise provided in paragraphs (a) and (b) below:
a.Employees who are eligible to participate in any other annual or short-term cash incentive or commissions plan or arrangement of the Company, including but not limited to those Employees entitled to an annual cash bonus pursuant to an offer letter and/or employment agreement or subject to a Growth/Sales, Community or ARK incentive plan or arrangement, shall not be eligible to participate in the Plan, unless otherwise approved by the Committee.
b.In order to be eligible to participate in the Plan for any Fiscal Year, an Employee must be actively employed in a position eligible to participate in the Plan on or before October 31st of that Fiscal Year; provided, however, that upon giving or receiving notice of termination of employment (including if an Employee is on “garden leave”), an Employee shall cease to be eligible to participate in the Plan effective on the date of such notice.
2.If during a Fiscal Year, an Employee is hired or promoted into a position eligible to participate in the Plan or is transferred to a position with a different Target Bonus Amount, Base Salary, and/or Performance Goals, such Employee will be eligible to receive a Bonus on a prorated basis based upon the applicable Target Bonus Amount, Base Salary and/or Performance Goals, as applicable, for such position(s) and the number of days he or she is employed in such role during the Fiscal Year as determined by the Committee.
3.If a Participant is transferred into a position that is not eligible to participate in the Plan during the Fiscal Year, the Participant may be eligible to receive a prorated Bonus calculated based on the number of days employed in the eligible position during the Fiscal Year, as determined by the Committee in its sole and exclusive discretion.
4.Eligibility to participate in the Plan for any particular Fiscal Year will not entitle an individual to participate in the Plan in any future Fiscal Year or entitle such individual to any Bonus with respect to any Fiscal Year. Similarly, the fact that an individual receives a Bonus in any particular Fiscal Year(s) does not create any right, express or implied, to receive a Bonus in a subsequent Fiscal Year.
5.Whether a Participant receives a Bonus for any Fiscal Year, and the amount of any such Bonus, shall be subject to the terms and conditions of the Plan, including the achievement of the applicable Performance Goals and satisfaction of the conditions set forth in Sections F.1 and F.2 below.
E.Performance Goals and Target Bonus Amounts
1.The Committee shall establish the applicable Performance Goals and Target Bonus Amounts for the Fiscal Year, which shall be set forth in the Annual Goals Attachment. The Performance Goals shall consist of one or more criteria (which may, but need not, be objective and may be based on strategic and/or financial metrics) and a targeted level of performance with respect to each such criteria, as specified by the Committee.
2.The Committee may specify threshold levels of performance, which provide for payment of less than the target value attributed to the applicable Performance Goal and may provide for payment in excess of the target value attributed to the applicable Performance Goal in the event that the target level of performance is exceeded.
3.Following the establishment of the Performance Goals and Target Bonus Amounts, the Committee (or its delegate) may adjust the Performance Goals, Target Bonus Amounts, or the performance results for corporate changes, extraordinary items or other events, as the Committee (or its delegate) deems appropriate in its sole and absolute discretion.
F.Bonus Determination and Payment
1.The amount of the Bonuses payable in respect of each Fiscal Year shall be determined in accordance with the Annual Goals Attachment based on the degree of attainment of the applicable Performance Goals; provided that the Committee may reduce the amount otherwise payable to a Participant (including to zero) in the event that as of the payment date the Participant has been the subject of any internal and/or member complaint(s) which have not been resolved in favor of the Participant, as determined in the Committee’s sole discretion.
2.Unless determined otherwise by the Committee, in order to receive a Bonus for any Fiscal Year, (a) a Participant must remain employed with the Company through and including the date of payment of the Bonus (without giving or receiving notice of termination of employment) and (b) as of the applicable payment date, such Participant must be in Good Standing as determined by the Committee in its sole discretion. A Participant whose employment terminates (or if given or gives notices of termination of employment) for any reason prior to the date of payment will forfeit all rights to the Bonus. If a Participant is the subject of an internal investigation at the time a Bonus would otherwise be paid, payment of the Bonus may be delayed until resolution of the investigation in favor of the Participant, and payment of such Bonus shall be subject to the determination of the Committee as to whether the Participant is in Good Standing as of the delayed date of payment.
3.To the extent a Participant is on a leave of absence during a Fiscal Year, and subject to applicable law, any Bonus which such Participant would otherwise be eligible to receive for such Fiscal Year pursuant to the Plan shall be prorated based upon the number of days such Participant was in active employment with the Company during such Fiscal Year. Notwithstanding the foregoing, any leave of absence will not be subject to proration under this Section for up to sixteen (16) weeks where the Participant has taken a leave either for (a) Parental Leave (as defined and provided for in the applicable Company Employee Handbook), and/or (b) for any leave of absence to which the Participant is legally entitled.
4.Bonus payments will generally be made in February, but no later than March 15, of the Fiscal Year following each Fiscal Year to which they relate.
G.Taxes and Other Deductions.
All Bonuses are subject to all applicable withholdings and deductions.
H.General Conditions of the Plan.
1.The Committee reserves the right to terminate or amend the Plan, in whole or in part, at any time and without advance notice.
2.All Bonuses shall be subject to any applicable clawback and other policies implemented by the Board or the Committee, as in effect from time to time.
3.To the greatest extent permitted by law, this Plan does not create any contractual obligations for the Company or alter any United States Participant’s employment on an at-will basis, meaning the Company and the Participant have the right to terminate the employment relationship at any time, for any reason, with or without prior notice or cause.
4.The Plan shall be an unfunded Plan, and the Company will not segregate any funds with respect to Bonuses under the Plan. The status of Participants with respect to any liabilities assumed by the Company hereunder will be solely those of general unsecured creditors of the Company.
5.No Bonus shall be transferred, assigned, pledged or encumbered by a Participant.
6.The Plan is intended to comply with the short-term deferral rule set forth in the regulations under Section 409A of the Internal Revenue Code (“Section 409A”) to avoid application of Section 409A to the Plan. If and to the extent that any payment under this Plan is deemed to be deferred compensation subject to the requirements of Section 409A, this Plan shall be administered so that such payment is made in accordance with the requirements of Section 409A. Notwithstanding anything to the contrary in the Plan, to the extent that any amounts payable under the Plan are payable upon a separation from service and such payment would result in the imposition of any individual tax and penalty interest charges imposed under Section 409A, the payment of such amounts shall instead be made (without interest) on the first business day after the date that is six (6) months following such separation from service (or death, if earlier). The Company makes no representation that any or all of the payments described in the Plan will be exempt from or comply with Section 409A and makes no undertaking to preclude Section 409A from applying to any such payment. The Participant shall be solely responsible for the payment of any taxes and penalties incurred under Section 409A.
7.The Plan shall be binding upon and inure to the benefit of the Company, its successors and assigns, and each Participant and his or her heirs, executors, administrators and legal representatives.
8.The Plan shall be construed and governed in accordance with the law of the state of New York to the greatest extent permitted by law.

International Appendices
[To be adopted by the Committee or its delegate(s)]